Exhibit 10.17
Director Compensation & Stock Ownership Policy

Indymac Bancorp & Bank Board Annual Retainer
Each Non-Employee Director who serves on the Bancorp Board of Directors and/or the Board of Directors of its wholly owned subsidiary, Indymac Bank F.S.B. (the “Bank”), shall receive an annual retainer of $75,000 for service on either or both the Bancorp Board or the Bank Board. Such annual retainer shall be prorated for Non-Employee Directors who join either Board of Directors during a calendar year. Each Non-Employee Director who serves on the Audit Committee of Bancorp and/or the Bank shall receive an additional annual retainer of $20,000, for a total annual retainer of $95,000. Each Director serving as Presiding Director shall receive an additional retainer of $20,000 prorated during his or her term.
If a Non-Employee Director serves solely on the Bank Board, this retainer, all other Director fees and compensation, and any reimbursement of Director expenses for that Director shall be the responsibility of and shall be paid by the Bank (provided that stock options and restricted stock shall be issued by Bancorp). If a Non-Employee Director serves solely on the Bancorp Board or serves on both the Bank Board and the Bancorp Board, this retainer, all other Director fees and compensation, and any reimbursement of Director expenses for that Director shall be the responsibility of and shall be paid by Bancorp.

Indymac Bancorp & Bank Board Committee Fees
No meeting fees will be paid for attendance at meetings of the Bancorp Board and/or Bank Board. However, each Non-Employee Director who serves on a Bancorp Board committee or a Bank Board committee shall receive fees for attendance at committee meetings as follows:

Committee Chairperson:	• $2,500 for each meeting chaired in a calendar year

Committee Members:	• No separate fee for the first 4 committee meetings attended in a calendar year
• $2,500 for each committee meeting attended (in person or by telephone) following the first 4 meetings attended in a calendar year

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Board Committee Fees
General Policies Relating to Payment of Board Committee Fees
1.	For each Bancorp Board committee for which there is a parallel Bank Board committee, to the extent a Board committee fee is payable, only one Board committee fee will be paid for attendance at the Bank and Bancorp Board committee meetings, regardless of whether the parallel Board committees meet jointly or separately, on the same day or within one or two days of each other.

2.	It is intended that committee fees will be payable only for attendance at “formal” committee meetings. Each regular meeting of a Board committee shall be considered a “formal” meeting. In the case of any other meetings, the Chairperson of each Board committee will be responsible for determining whether a “formal” Board committee meeting has occurred and shall so notify the Corporate Secretary and provide the Corporate Secretary with the names of the Board committee members who attended such meeting.

3.	Only Board committee members will be paid for attendance at a “formal” Board committee meeting, unless the committee Chairperson has specifically requested the attendance and participation of a Director who is not a member of the Board committee that is meeting.

Other Fees
Each Non-Employee Director shall receive a $2,500 fee per day for attendance at other qualifying Board related functions in his or her capacity as Director. The Chairperson of the Corporate Governance Committee (the “CGC”) shall be responsible for determining whether such a Board related function has occurred and notifying the Corporate Secretary with the names of the Directors in attendance and the length of the function. Attendance and compensation for any such function shall be reported to the CGC at its next meeting.

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Annual Grant of Long-Term Incentive Awards to Directors
Each Non-Employee Director who serves on the Bancorp Board and/or the Bank Board shall receive an annual grant of long-term incentive awards (“Director Incentive Awards”) under the 2002 Incentive Plan, (as amended and restated from time to time), the 2000 Stock Incentive Plan (as amended and restated from time to time), the Senior Manager and Non-Employee Director Deferred Compensation Plan (as amended and restated from time to time), and/or any new incentive or compensation plans adopted by the Bancorp Board and/or the Bank Board in which Non-Employee Directors are eligible to participate (collectively, the “Plan”), subject to the following provisions in the Director Option Awards and Director Restricted Stock/Cash Awards sections below1.
The value of the Director Incentive Awards issued to each Non-Employee Director for a given year (the “Annual Award Value”) will be equal to the average cash compensation paid by Bancorp and Bank to all Non-Employee Directors for the prior year, excluding for this purpose cash compensation paid to any Non-Employee Directors who served a partial term during such year. For purposes of this valuation, cash compensation will include the annual retainer, additional annual retainer, committee fees, and other fees, as described above, but will specifically exclude the value of any Director Incentive Awards, including Restricted Cash Awards granted or distributed in such year.
Director Incentive Awards shall be granted to Non-Employee Directors in the form of non-qualified options (“NQOs”), Restricted Stock Awards, and/or Restricted Cash Awards2. The timing of Director Incentive Awards shall follow the provisions of the Board’s Long-Term Incentive Grant and Stock Ownership Policy. It is intended that each Non-Employee Director will be granted options to purchase a maximum of 25,000 shares of Bancorp common stock on an annual basis, with the remainder of the Director Incentive Awards (if any) to be made in the form of Restricted Stock Awards or Restricted Cash Awards. However, the Board recognizes that it is likely that after the 2008 grant (for fiscal year 2007), the Plan will not contain a number of shares sufficient to grant such NQOs. If there is an insufficient number of shares available to grant the shares of NQOs that are calculated based on the Annual Award Value and binomial value of each NQO (see examples below), then the amount of shares available will be allocated pro rata among the Non-Employee Directors, and the remainder of the Director Incentive Awards (if any) would be made in the form of Restricted Stock Awards or Restricted Cash Awards. Ultimately, the Management Development and Compensation Committee of the Board (“MD&C Committee”) retains the discretion to determine the amount of NQOs, Restricted Stock Awards, and/or Restricted Cash Awards which will be granted in a given year, provided that the awards granted in total have a value equal to the Annual Award Value.
Examples. Assume in each of the following examples that the Annual Award Value is $100,000, the fair market value of Bancorp common stock is $5.00, and 10 Non-Employee Directors are in office.

[1]	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan under which the Director Incentive Award is granted.

[2]	Restricted Cash Awards are subject to a three-year “Restricted Period” under the Senior Manager and Non-Employee Director Deferred Compensation Plan. Pursuant to such plan, Non-Employee Directors will be provided an option to invest these amounts in a Bancorp stock account (payable in Bancorp common stock) or a cash account (payable in cash, with a rate of return determined by the Management Development and Compensation Committee of the Board (the “MD&C Committee”) on an annual basis).
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Scenario 1. The binomial value of each NQO is $2.00, and a sufficient number of shares remain in the Plan. Each Non-Employee Director receives 25,000 NQOs (aggregate value of $50,000) and either (a) a grant of 10,000 Restricted Stock having (aggregate value of $50,000) or (b) a Restricted Cash Award of $50,000.
Scenario 2. The binomial value of each NQO is $10.00, and a sufficient number of shares remain in the Plan. A Non-Employee Director cannot receive 25,000 NQOs because the value of such awards ($250,000) exceeds the Annual Award Value. Accordingly, each Non-Employee Director would receive 10,000 NQOs (aggregate value of $100,000) and no Restricted Stock or Restricted Cash Award.
Scenario 3. The binomial value of each NQO is $2.00, but only 90,000 shares remain in the Plan. The shares are divided evenly, so that each Non-Employee Director receives 9,000 NQOs (aggregate value of $18,000) and either (a) a grant of 16,400 shares of Restricted Stock (aggregate value of $72,000) or (b) a Restricted Cash Award of $82,000.
Scenario 4. The binomial value of each NQO is $2.00, but no shares remain in the Plan. No NQOs are granted, and each Non-Employee Director receives either (a) a grant of 20,000 shares of Restricted Stock (aggregate value of $100,000) or (b) a Restricted Cash Award of $100,000.
Director Option Awards
1.	Option Grant. Subject to availability of the shares and the MD&C Committee’s discretion to reduce or eliminate the number of NQOs to be granted in any given year, as described above in “Annual Grant of Long-Term Incentive Awards to Directors,” NQOs shall be granted to Non-Employee Directors as follows:
a.	On the same date as the grant of annual long-term incentive awards to employees as described in the Board’s Long-Term Incentive Grant and Stock Ownership Policy (the “Regular Grant Date”), there shall be granted to each Non-Employee Director then in office, an NQO (the “Director Option Award”) to purchase the number of shares of Bancorp stock as determined by the methodology described above in “Annual Grant of Long-Term Incentive Awards to Directors”.

b.	Each NQO shall entitle the Non-Employee Director to purchase shares of Stock at a price equal to the Fair Market Value of the Stock as of the date the NQO is granted.
2.	Prior Plan. This Policy replaces any automatic option grant provisions relating to directors under any prior Company incentive plans.

3.	Vesting. A Director Option Award held by a Non-Employee Director will become vested and exercisable ratably as to one-third of the shares subject to the Award on the first, second and third anniversaries of the date of grant. A recipient of a Director Option Award who ceases to be a Director shall forfeit the Director Option Award if it is not exercisable on or prior to his or her date of termination; provided, however, that:

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a.	If a recipient of a Director Option Award ceases to be a Director by reason of his or her death or Disability, any portion of the Director Option Award that is not then exercisable shall become exercisable on his or her date of termination;

b.	If a recipient of a Director Option Award is not re-nominated after at least five (5) years service as a Director, and if he or she remains on the Board until his or her normal term expires, then any portion of the Director Option Award that is not then exercisable shall become exercisable on his or her date of termination, and

c.	If a recipient of a Director Option Award is not reelected to the Board then any portion of the Director Option Award that is not then exercisable shall become exercisable on his or her date of termination, provided that such failure to be reelected:
i.	Occurs after at least five (5) years service as a Director; or

ii.	Is pursuant to the Board’s acceptance of a Form Resignation as contemplated by Article II, Section 12 of the Amended and Restated Bylaws of Bancorp (the “Bylaws”) after such Director fails to receive a sufficient number of votes for re-election, in accordance with Article II, Section 6 of the Bylaws (the “Required Vote”), at the next meeting of Bancorp’s shareholders (the “Applicable Meeting”).
d.	Any Director Option Award that is held by an individual serving as a Director on the date of a Change in Control, as such term is defined in the 2002 Incentive Plan, as amended and restated, or a successor plan adopted by Bancorp (“Change in Control”), that is not then exercisable shall become exercisable on the date of the Change of Control.
4.	Exercise. To the extent that a Director Option Award is exercisable, it may be exercised in whole or in part by filing a written notice with the Stock Award Administrator of Bancorp at its corporate headquarters prior to the date the Option expires. Such notice shall specify the number of shares of Stock which the Director elects to purchase.

5.	Payment of Purchase Price. Upon exercise of a Director Option Award, payment of the exercise price shall be satisfied using a method permitted under the Plan.

6.	Expiration. A Director Option Award granted to a Non-Employee Director shall expire on the latest date permitted under the Plan. However, in no event shall the Director Option Award be exercisable after:
a.	The one-year anniversary of the date of termination of the Director, if the termination occurs by reason of the Non-Employee Director’s (i) death, (ii) Disability, or (iii) ceasing to be a Director because he or she is not re-nominated or reelected to the Board after at least five (5) years service as a Director, provided that he or she remains on the Board until his or her normal term expires;

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b.	The one year anniversary of the date of termination of the Director, if the termination occurs by reason of the Non-Employee Director’s resignation as a Director pursuant to the Board’s acceptance of a Form Resignation as contemplated by Article II, Section 12 of the Bylaws after such Director fails to receive the Required Vote at the Applicable Meeting;

c.	The date of termination of the Director, if the termination occurs by reason of Cause; and

d.	The three-month anniversary of the date of termination of the Director, if the termination occurs for reasons other than as provided in (a), (b) or (c) above.
For purposes of this Director Compensation Policy, “Cause” shall mean, with respect to any Non-Employee Director, termination from the Board on account of any act of (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary or affiliate, or (iii) conviction of a felony.
Director Restricted Stock Awards or Restricted Cash Awards
1.	Grant of Restricted Stock Award or Restricted Cash Award. Subject to the MD&C Committee’s discretion, as described above in “Annual Grant of Long-Term Incentive Awards to Directors,” each Non-Employee Director shall be granted an award in the form of Restricted Stock (“Restricted Stock Award”) or Restricted Cash (“Restricted Cash Award”) having a value equal to the difference obtained by subtracting (i) the value of the NQOs granted to Non-Employee Directors for such year (determined using the same valuation method used by Bancorp for financial reporting purposes (presently an Enhanced Binomial Model3)) from (ii) the Annual Award Value for a given year. For example, if the Annual Award Value for a given year is $100,000 and a Non-Employee Director will receive NQOs having a value equal to $30,000, the Non-Employee Director will receive a Restricted Stock Award having a value of $70,000 (based upon the then-current fair market value of Bancorp common stock) or a Director Restricted Cash Award of $70,000. The Restricted Stock Award or Restricted Cash Award will be granted on the Regular Grant Date. For purposes of this policy, the award granted pursuant to this section is referred to as the “Restricted Award.” The MD&C Committee will determine whether Restricted Stock or Restricted Cash Awards will be issued with respect to a given year. Until determined otherwise, it is presumed that the awards will be issued in the form of Restricted Cash Awards.

[3]	Starting in 2006, Indymac has adopted the Enhanced Binomial Model (the “Model”) for purposes of valuing stock options pursuant to periodic grants and expense recording. Indymac Bank’s Analytics Valuation Group calculates the option value at each stock option grant date using the Model.

Pursuant to SFAS123(R) requirements for purposes of GAAP expense recording, the Model includes a pool level forfeiture assumption in determining the option value. This assumption reduces the relative value of an option. Since stock options have value only to the extent the recipient remains an employee through vesting, the individual option valuation does not include the forfeiture assumption. As such, for purposes of determining the number of option shares granted to an individual employee (or director) for a given dollar value, the forfeiture assumption is removed from the calculation of the option value in the Model.
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2.	Restricted Period. The “Restricted Period” for the Restricted Award shall begin on the Regular Grant Date and end ratably as to one-third of each Director Restricted Stock Award or Restricted Cash Award on the first, second and third anniversaries of the date of grant,

3.	Forfeiture of Restricted Award. A recipient of a Restricted Award who ceases to be a Director shall forfeit the portion of the Restricted Award that is not vested immediately prior to his or her date of termination; provided, however, that
a.	If a recipient of a Restricted Award ceases to be a Director by reason of his or her death or Disability, any portion of the Restricted Award that is not then vested shall become vested on his or her date of termination;

b.	If a recipient of a Restricted Award is not re-nominated after at least five (5) years service as a Director, and if he or she remains on the Board until his or her normal term expires, then any portion of the Restricted Award that is not then vested shall become vested on his or her date of termination;

c.	If a recipient of a Restricted Award is not reelected to the Board, then any portion of the Restricted Award that is not then vested shall become vested on his or her date of termination, provided that such failure to be reelected:
i.	occurs after at least five (5) years service as a Director; or

ii.	is pursuant to the Board’s acceptance of a Form Resignation as contemplated by Article II, Section 12 of the Bylaws after such Director fails to receive the Required Vote, at the Applicable Meeting, then any portion of the Director Restricted Cash Award that is not then vested shall become vested on his or her date of termination, and
d.	Any portion of a Restricted Award that is held by an individual serving as a Director on the date of a Change in Control, as such term is defined in the 2002 Incentive Plan, as amended and restated, or a successor plan adopted by Bancorp (“Change in Control”), that is not then vested shall become vested on the date of the Change of Control.
Distributions of vested Restricted Cash Awards shall be made as provided in the Senior Manager and Non-Employee Director Deferred Compensation Plan.
4.	Restricted Cash Award Investment Options. Recipients of Restricted Cash Awards shall be provided with two investment options for the Restricted Cash Award: (1) the option to invest in Bancorp stock or, (2) the option to keep the award in cash earning a rate of return to be determined by the MD&C Committee annually.

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New Director Awards
Upon the election of a newly elected Non-Employee Director, there shall be granted automatically (without any action by the MD&C Committee or the Board) a Restricted Cash Award, the grant date of which shall be the date of such election, to each newly elected Non-Employee Director (the “New Director Award”) as follows:
a. If the Non-Employee Director is elected within six months after the most recent Regular Grant Date, the New Director Award shall have the same Annual Award Value as the annual Director Incentive Awards which were granted to existing Non-Employee Directors on the most recent Regular Grant Date; and
b. If the Non-Employee Director is elected more than six months after the most recent Regular Grant Date, but prior to the date on which Director Incentive Awards are granted to existing Non-Employee Directors, the New Director Award shall have an aggregate value equal to one-half of the Annual Award Value of the most recent annual Director Incentive Awards which were granted to existing Non-Employee Directors on the most recent Regular Grant Date.
New Director Awards shall be subject to the other terms and conditions relating to Director Restricted Cash Awards as described in this Policy.

Awards under Prior Policy
Certain Non-Employee Directors were granted stock options and restricted stock under prior versions of this Policy. The terms and conditions of such awards will remain subject to the terms of the plans and agreements under which they were granted. Any changes contained in this January 29, 2008 revision to this Policy shall not affect the terms and conditions of such prior awards.

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Stock Ownership Requirement
Stock options have traditionally been provided to Directors and officers of publicly traded companies for two primary reasons: 1) to more closely align the interests of Directors and officers with those of shareholders, and 2) to be a long-term compensation incentive. A number of surveys done in recent years roughly estimate that 1/3 of the surveyed companies have stock ownership guidelines and it is a growing trend. In addition, a stock ownership requirement is considered a “positive” by shareholder subscription services in measuring corporate governance. In order to ensure that Indymac’s compensation programs have these two effects and to continue to improve our corporate governance profile, we have instituted stock ownership requirements for Section 16 Officers of Bancorp (“Executive Officers”) (see separate “Stock Ownership Requirements for Executive Officers”) and for Non-Employee Directors of the Bank and/or Bancorp.
For Non-Employee Directors, the requirement is:
•	Each Non-Employee Director who has served as such for at least three years is expected at all times to own common shares of Bancorp with a value equal to three times his or her then-current annual Board retainer fee.
The “annual Board retainer fee” shall include the $75,000 base annual retainer, but it shall exclude any additional retainer for service as Presiding Director and/or as a member of the Audit Committee of Bancorp and/or the Bank, committee meeting fees, and the value of equity awards.
The value of vested stock options (net of tax), as determined by Indymac, shall be included in computing whether a Non-Employee Director has met the stock ownership guidelines.
It is not the purpose or expectation of these requirements to require Non-Employee Directors to purchase stock in the open market if they fall below the requirements set out above; however, it is the purpose and expectation of these requirements that no Non-Employee Director will sell stock of Bancorp (including stock obtained from the exercise of options) if the Director would fall below the relevant requirements after the sale of such stock.
The full value of stock that is held in joint ownership by a Non-Employee Director shall be treated as owned by him/her for purposes of these requirements, so long as he/she holds at least a 50% ownership interest in the stock.

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Director Compensation Review
Directors who are employees of the Company shall not receive any compensation for their services as Directors. Management or a consultant designated by the Corporate Governance Committee shall consider reporting once every two years, but in no event more than five years from the last report, to the Corporate Governance Committee concerning the status of Board compensation in relation to compensation paid to Board members by other companies of a comparable size, complexity and industry. Changes in Board compensation, if any, should be recommended by the Corporate Governance Committee, but with discussion and approval by the Board. Director compensation will be disclosed each year in the Company’s proxy statement relating to its Annual Meeting of Stockholders.

Director Health and Welfare Benefits
The Bank offers health and welfare benefits to non-employee directors of Bancorp and Bank that include medical, dental, vision, and travel accident coverage (“Benefits”). These Benefits are extended under certain Bank benefit plans wherein the Company pays a portion of the insurance premium cost. The portion paid by the Company is reported as income in each participating director’s annual IRS Form 1099. Benefits are available only for existing Directors, i.e., those who served on the Bancorp or Bank Board as of December 31, 2007. Bancorp and the Bank reserve the right to change or terminate such benefits in their discretion.

Director Emeritus Plan
Bancorp and the Bank have a Director Emeritus Plan (the “Emeritus Plan”), which provides a retiring Director, who is selected by the Board of Directors to participate in the program, with a benefit based upon the Director’s length of service and the Director’s level of cash compensation for the three years’ prior to selection into the Emeritus Plan. The Emeritus Plan requires that a Director who is selected to participate in the Emeritus Plan agrees to a consulting provision and to refrain from competing with Bancorp or the Bank during the course of the Director’s participation in the Emeritus Plan. The Emeritus Plan is available only for Directors who served on the Bancorp Board or Bank Board as of December 31, 2005, or who already were participating in the Emeritus Plan as of such date.

Director Comp Policy Approved at 1/29/2008 BOD Meeting